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                                                                    EXHIBIT 11.1




                        FIDUCIARY CAPITAL PARTNERS, L.P.


                        STATEMENTS OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT



                                                   For the Three Months                 For the Nine Months
                                                    Ended September 30,                  Ended September 30,
                                              ------------------------------        ------------------------------
                                                  2001              2000               2001               2000
                                              -----------        -----------        -----------        -----------

Net Investment Loss                           $  (113,016)       $   (79,344)       $  (235,399)       $  (242,649)

Percentage Allocable to Limited Partners              100%               100%               105%               100%
                                              -----------        -----------        -----------        -----------

Net Investment Loss Allocable
   to Limited Partners                        $  (113,016)       $   (79,344)       $  (247,151)       $  (242,649)
                                              ===========        ===========        ===========        ===========

Weighted Average Number of Limited
   Partnership Units Outstanding                  930,725          1,026,273            930,725          1,026,273
                                              ===========        ===========        ===========        ===========

Net Investment Loss Per Limited
   Partnership Unit                           $     (0.12)       $     (0.08)       $     (0.26)       $     (0.24)
                                              ===========        ===========        ===========        ===========
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